Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-268635 on Form S-3 and in Registration Statement Nos. 333-273701, 333-258668 and 333-267107 on Form S-8 of Orange County Bancorp, Inc. of our report dated March 29, 2024 relating to the consolidated financial statements in this Annual Report on Form 10-K.

/s/ Crowe LLP

Livingston, New Jersey

March 29, 2024